Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S‑8 of The Andersons, Inc. of our report dated February 20, 2015 relating to the consolidated financial statements of Lux JV Treasury Holding Company, S.à r.l. which appears in the Form 10‑K of The Andersons, Inc.

/s/ Crowe Chizek LLP
Elkhart, Indiana
February 27, 2015